RELEASE IMMEDIATELY

Contact: Frank Cinatl                                                   888-ABATIX-X (888-222-8499)                                                    fcinatl@abatix.com

ABATIX CORP. ANNOUNCES AFFILIATE AGREEMENT WITH MOORE MEDICAL

DALLAS, TEXAS, AUGUST 22, 2003... ABATIX CORP. (NASDAQ ABIX) today announced it has entered into an agreement with Moore Medical Corp. (Amex: MMD), a leading multi-channel specialty marketer and distributor of medical, surgical and pharmaceutical products to health care professionals in non-hospital settings. Abatix and Moore Medical will become affiliate partners, allowing each company to better serve their customers with an expanded product offering and industry expertise. Under this agreement, Abatix and Moore Medical will offer a broad line of products in the safety, domestic preparedness and medical categories.

Mr. Terry W. Shaver,President of Abatix, stated, "The breadth and availability of products, as well as the knowledge, experience and commitment to the customer differentiates Abatix from the competition. We share core values with our affiliate partner, Moore Medical, and are pleased to be able to bring our own unique strengths in industrial safety supply to the partnership."

“Working together, Moore Medical and Abatix can market 45,000 products and essentially provide our combined customers and prospects one-stop shopping,” said Ron Flormann, Vice President, Market and Channel Development.

Except for the historical information contained herein, the matters set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the continued long-term impact of the September 11, 2001 tragic events on the domestic preparedness market, continued low levels of spending for construction projects, the impact of insurance coverage on mold remediation, adverse weather conditions, inability to hire and train quality people or retain current personnel, changes in interest rates and strong or increased competition. In addition, increases in oil prices or shortages in oil supply could significantly impact the Company’s petroleum based products and its ability to supply those products at a reasonable price.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety and environmental supply industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.

# # #